PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 6, 2020	(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
FIRST QUARTER 2020 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its first quarter 2020 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. at 1-844-840-0844 (internationally at 1-647-253-8795) using conference ID 3957798 or by live webcast, which includes a slide presentation, under “Investor Center” on the Company's website (www.dynexcapital.com).
Management Remarks
"The first quarter of 2020 was marked by extreme periods of volatility as a result of multiple exogenous shocks during the quarter," commented Byron L. Boston, President. "We were prepared coming into the quarter for potential market surprises and took a number of actions early which allowed us to weather the volatility and exit the quarter in a solid financial position. Mass liquidations by equity and fixed income market participants were the main driver of wider spreads for the quarter for virtually all asset classes. Our quarterly economic return to common shareholders was a negative (8.3)%, and we earned core net operating income of $0.51 per common share, which exceeded our dividends declared of $0.45 per common share for the quarter."
Mr. Boston continued, "Today our leverage is approximately 4 times shareholders' equity and our investment portfolio stands at approximately $2.4 billion. We have the flexibility, capital and liquidity to make investments and see opportunities to invest capital today. Post quarter-end, market conditions have improved and we will continue our disciplined capital management as we assess the evolving risk environment."
Summary of First Quarter 2020 Results
•Comprehensive loss of $(1.45) per common share comprised of:
◦$(4.63) net loss per common share
◦$3.18 other comprehensive income per common share on available-for-sale securities
•Core net operating income, a non-GAAP measure, of $0.51 per common share
•Quarterly negative economic return to common shareholders of (8.3)% based on dividends declared of $0.45 per common share less the decline in book value per common share of $(1.94) to $16.07 at March 31, 2020
•Net interest spread and adjusted net interest spread, a non-GAAP measure, of 1.32% and 1.47%, respectively, for the first quarter of 2020
•Reduced the MBS portfolio by approximately 28% to $3.7 billion as of March 31, 2020 primarily through sales of $1.8 billion in Agency RMBS and $0.2 billion of Agency CMBS at a realized gain of $84.8 million

•Leverage of 8.8x shareholders' equity, not including the impact of securities sold but unsettled at March 31, 2020, which collateralized $1.4 billion of our repurchase agreement borrowings that were repaid with proceeds in early April
•Repositioned the hedging portfolio by terminating the majority of interest rate swaps and entering net short positions of $1.2 billion in Treasury futures and $1.7 billion in put options on Treasury futures
•Issued 4.5 million shares of 6.90% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock and used the proceeds to redeem all 2.3 million shares outstanding of 8.50% Series A Preferred Stock and partially redeem 1.7 million shares outstanding of 7.625% Series B Preferred stock, impacting book value per common share by approximately $(0.15)
•Subsequent sales of Agency CMBS which had an amortized cost of $1.3 billion as of March 31, 2020 materially changed our leverage and liquidity position since March 31, 2020.
Financial Performance
Comprehensive loss to common shareholders of $(33.3) million for the first quarter of 2020 resulted primarily from net loss on derivatives exceeding realized and unrealized gains on MBS. Our total net loss on derivatives of $(195.6) million and realized gain of $84.8 million from MBS sales were the primary components of our net loss to common shareholders of $(106.2) million, or $(4.63) per common share, for the first quarter of 2020 compared to net income of $51.8 million, or $2.26 per common share, for the fourth quarter of 2019, which was primarily comprised of a net gain on derivative instruments of $43.0 million. The realized gain of $84.8 million from MBS sales resulted from the sale of higher premium assets in order to monetize gains, increase our liquidity position and decrease our leverage. Net loss to common shareholders was partially offset by a net unrealized gain of $73.0 million from the increase in fair value of MBS, which is recorded in other comprehensive income.
Net interest income increased $1.5 million for the first quarter of 2020 compared to the prior quarter because the decline in our interest expense from repurchase agreement borrowings, which resulted primarily from lower short-term interest rates, outpaced the decline in our interest income, which resulted primarily from lower prepayment penalty compensation and a smaller balance of average interest earning assets. The following table provides details on the performance of our investments and financing including periodic interest benefits from hedging instruments for the periods indicated:

	Three Months Ended
	March 31, 2020			December 31, 2019
($ in thousands)	Income/Expense	Average Balance	Effective Yield/Cost of Funds	Income/Expense	Average Balance	Effective Yield/Cost of Funds
Agency RMBS	$19,289	$2,514,228	3.07%	$19,895	$2,593,255	3.07%
Agency CMBS	15,222	1,899,226	3.16%	16,318	1,910,120	3.20%
CMBS IO (1)	4,655	475,404	3.73%	4,993	481,577	3.80%
Non-Agency MBS and other investments	656	10,274	7.55%	755	10,775	7.77%
Interest-earning assets:	$39,822	$4,899,132	3.18%	$41,961	$4,995,727	3.20%
Interest-bearing liabilities:(2)	22,101	4,703,511	1.86%	25,766	4,809,719	2.10%
Net interest income/net interest spread	$17,721		1.32%	$16,195		1.10%
Add: TBA drop income (3)	739		(0.03)%	1,582		0.04%
Add: net periodic interest benefit (4)	2,064		0.18%	4,660		0.39%
Adjusted net interest income/adjusted net interest spread (5)	$20,524		1.47%	$22,437		1.53%

(1) CMBS IO includes Agency and non-Agency securities.
(2) Interest-bearing liabilities consist primarily of repurchase agreement borrowings.
(3) The impact of TBA drop income on adjusted net interest spread includes the implied average funding cost of TBA dollar roll transactions during the periods indicated. TBA drop income includes $0.3 million and $0.9 million from TBA short positions held during the three months ended March 31, 2020 and December 31, 2019, respectively.
(4) Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.
(5) Represents a non-GAAP measure. Please refer to "Use of Non-GAAP Financial Measures" below for additional important information about non-GAAP measures.

Other results contributing to the net loss to common shareholders for the first quarter of 2020 include higher general and administrative expenses from professional fees, higher preferred stock dividends from the issuance of the Series C Preferred Stock, and a non-recurring charge of $(3.9) million related to the redemption of our Series A and partial redemption of our Series B Preferred Stocks.
Core net operating income to common shareholders, a non-GAAP measure, was $11.6 million, or $0.51 per common share, for the first quarter of 2020 compared to $15.0 million, or $0.66 per common share, for the fourth quarter of 2019. The decline was driven by lower net periodic interest benefit from pay-fixed interest rate swaps and lower TBA drop income in addition to higher general and administrative expenses and preferred stock dividends.
Net interest spread increased 22 basis points for the first quarter of 2020 compared to the prior quarter due to lower repurchase agreement financing costs as a result of a decline in short-term borrowing rates. Adjusted net interest spread, a non-GAAP measure, declined because we hedged a lower average balance of our repurchase agreement borrowings and received a lower net receive rate on interest rate swaps outstanding during the first quarter. In addition, adjusted net interest spread declined due to higher implied financing costs for our TBA dollar roll positions, which resulted in those transactions yielding substantially lower than our interest-earning assets.

As of March 31, 2020, the Company's net book value per common share was $16.07, a decline of (10.7)% compared to $18.01 per share as of December 31, 2019. The decline in the Company's book value per common share was largely due to widening credit spreads in Agency CMBS and CMBS IO.
Investment Portfolio Changes
The Company's MBS sales of $1.9 billion late in the first quarter were predominately Agency RMBS, which shifted the composition of the portfolio to be more heavily weighted toward fixed-rate Agency CMBS. As of March 31, 2020, 63% of investments were Agency CMBS and 25% were Agency RMBS compared to 39% and 52%, respectively, as of December 31, 2019. Subsequent to quarter end, the Company sold $1.5 billion in Agency CMBS with minimal reinvestment of proceeds and paid off related repurchase agreement borrowings which were $1.3 billion as of March 31, 2020. As such, leverage and liquidity have materially changed since March 31, 2020.
Financing and Hedging
The following table provides information related to the Company's average borrowings outstanding and interest rate swaps effective for the periods indicated:

	Three Months Ended
($ in thousands)	March 31, 2020	December 31, 2019
Average repurchase agreement borrowings outstanding	$4,701,010	$4,806,826
Average TBA long positions - at cost (1)	381,712	263,217
Average borrowings and TBA long positions outstanding	$5,082,722	$5,070,043
Average notional amount of interest rate swaps outstanding	2,900,769	4,004,022
Ratio of average interest rate swaps to average borrowings and TBA long positions outstanding	0.6	0.8

Average interest rate swap pay-fixed rate	(1.54)%	(1.64)%
Average interest rate swap receive-floating rate	1.82%	2.06%
Average interest rate swap net receive rate	0.28%	0.42%
(1) The Company uses interest rate swaps to hedge a portion of the impact of changing interest rates on repurchase agreement financing costs and implied financing cost of TBA long positions as well as the fair value of MBS. This ratio calculation does not include TBA short positions which the Company may also use to hedge the impact of changing interest rates on its specified pools of Agency RMBS and TBA long positions.
Toward the end of the first quarter of 2020, the Company terminated the majority of its interest rate swaps, given the rally in interest rates, its sales of Agency RMBS, and increasing margin requirements. The following table provides details on the Company's interest rate swaps held as of March 31, 2020:

Maturity Date	Notional Amount (in thousands)	Pay-Fixed Rate
May 11, 2020	$100,000,000	1.74%
October 6, 2020	$50,000,000	1.35%
March 13, 2030	$80,000,000	0.83%
	$230,000,000	1.34%
The Company increased its put options on U.S. Treasury futures and added short positions in U.S. Treasury futures during the first quarter of 2020 to hedge its book value exposure to higher interest rates. The following table provides details on these instruments as of March 31, 2020:

($s in thousands)	Notional Amount	Fair Value	Cost Basis	Maturity
Options on U.S. Treasury futures	$1,700,000	$3,031	$14,884	June 2020
U.S. Treasury futures	1,177,500	(8,438)	—	June 2020

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted net interest income and the related metrics adjusted cost of funds and adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies. Schedules reconciling core net operating income to common shareholders, adjusted interest expense, and adjusted net interest income to GAAP financial measures are provided as a supplement to this release.
Management views core net operating income to common shareholders as an estimate of the Company's investment portfolio performance based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. In addition to the non-GAAP reconciliation set forth in the supplement to this release, which derives core net operating income to common shareholders from GAAP net income to common shareholders as the nearest GAAP equivalent measure, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit (cost), drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes periodic interest benefit (cost) from its interest rate swaps, which are also included in "gain (loss) on derivatives instruments, net", in adjusted net interest expense, and in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest benefit (cost) from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as Eurodollar futures. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, and statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, the Company’s volatility and disruption in national and international financial markets, the potential adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events, ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding the purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and other reports filed with and furnished to the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
($ in thousands except per share data)

	March 31, 2020	December 31, 2019
ASSETS		(audited)
Cash and cash equivalents	$51,411	$62,582
Restricted cash	59,204	71,648
Receivable for securities sold	1,503,571	—
Mortgage-backed securities, at fair value	3,719,706	5,188,163
Mortgage loans held for investment, at fair value (1)	7,922	9,405
Derivative assets	3,031	4,290
Accrued interest receivable	23,104	26,209
Other assets, net	6,269	8,307
Total assets	$5,374,218	$5,370,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$4,408,106	$4,752,348
Payable for unsettled securities purchased	382,371	6,180
Non-recourse collateralized financing	2,171	2,733
Derivative liabilities	13,640	974
Accrued interest payable	9,606	15,585
Accrued dividends payable	5,424	6,280
Other liabilities	2,293	3,516
Total liabilities	4,823,611	4,787,616

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $181,208 and $169,708, respectively	$174,709	$162,807
Common stock, par value $.01 per share: 22,981,978 and 22,945,993 shares issued and outstanding, respectively	230	229
Additional paid-in capital	858,203	858,347
Accumulated other comprehensive income	246,778	173,806
Accumulated deficit	(729,313)	(612,201)
Total shareholders' equity	550,607	582,988
Total liabilities and shareholders’ equity	$5,374,218	$5,370,604

Book value per common share	$16.07	$18.01
(1) The Company elected the fair value option for its mortgage loans held for investment, net as of January 1, 2020. Amount shown as of December 31, 2019 is the amortized cost.

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest income	$39,822	$41,961	$44,502	$43,748	$39,957
Interest expense	22,101	25,766	31,256	30,813	26,276
Net interest income	17,721	16,195	13,246	12,935	13,681

(Loss) gain on derivative instruments, net	(195,567)	42,992	(50,709)	(117,535)	(61,697)
Gain (loss) on sale of investments, net	84,783	—	4,605	(10,360)	—
Fair value adjustments, net	(372)	(14)	(13)	(16)	(13)
Other operating (expense) income, net	(423)	(28)	25	256	(231)
General and administrative expenses:
Compensation and benefits	(2,163)	(2,089)	(1,786)	(1,747)	(1,898)
Other general and administrative	(2,458)	(1,921)	(1,972)	(2,518)	(2,056)
Net (loss) income	(98,479)	55,135	(36,604)	(118,985)	(52,214)
Preferred stock dividends	(3,841)	(3,361)	(3,341)	(3,206)	(3,059)
Preferred stock redemption charge	(3,914)	—	—	—	—
Net (loss) income to common shareholders	$(106,234)	$51,774	$(39,945)	$(122,191)	$(55,273)

Other comprehensive income:
Unrealized gain (loss) on available-for-sale investments, net	$157,755	$(43,204)	$59,800	$100,767	$86,632
Reclassification adjustment for (gain) loss on sale of investments, net	(84,783)	—	(4,605)	10,360	—
Reclassification adjustment for de-designated cash flow hedges	—	—	—	—	(165)
Total other comprehensive income (loss)	72,972	(43,204)	55,195	111,127	86,467
Comprehensive (loss) income to common shareholders	$(33,262)	$8,570	$15,250	$(11,064)	$31,194

Net (loss) income per common share-basic and diluted (1)	$(4.63)	$2.26	$(1.65)	$(4.98)	$(2.42)
Weighted average common shares (1)	22,963	22,946	24,174	24,541	22,812
(1) Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

DYNEX CAPITAL, INC.
KEY STATISTICS
(UNAUDITED)
 ($ in thousands except per share data)

As Of
March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Portfolio and Other Balance Sheet Statistics:	(audited)
Total MBS fair value	$3,719,706	$5,188,163	$5,302,926	$5,713,788	$4,842,447
Agency CMBS-fixed rate, amortized cost	$2,121,676	$1,905,600	$1,938,887	$1,890,910	$1,518,610
Agency RMBS-fixed rate, amortized cost	$887,432	$2,619,454	$2,671,314	$3,150,337	$2,730,610
CMBS IO, amortized cost (1)	$462,675	$488,145	$474,548	$482,431	$510,504
Other MBS, amortized cost	1,147	1,158	$1,168	$28,296	$32,036
(Net short) net long TBA dollar roll positions, (if settled)	$(549,521)	$(77,956)	$(123,208)	$374,688	$733,130
(Net short) net long TBA dollar roll positions, amortized cost (if settled)	$(544,319)	$(77,816)	$(124,835)	$374,452	$727,212
Net TBA carrying value, (liability) asset	$(5,202)	$(140)	$1,627	$236	$5,918
Book value per common share (2)	$16.07	$18.01	$18.07	$17.68	$18.71
Leverage including TBA long position at cost as if settled (3)	8.8	x	9.0	x	9.1x	9.4	x	8.5	x

Three Months Ended
March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Performance Statistics:
Comprehensive income (loss) per common share (2)	$(1.45)	$0.37	$0.63	$(0.45)	$1.37
Net (loss) income per common share (2)	$(4.63)	$2.26	$(1.65)	$(4.98)	$(2.42)
Core net operating income per common share (2)(4)	$0.51	$0.66	$0.48	$0.43	$0.53
Dividends per common share (2)	$0.45	$0.45	$0.48	$0.54	$0.54
Average interest earning assets (5)	$4,899,132	$4,995,727	$5,195,908	$4,917,345	$4,368,240
Average net (short) long TBA dollar roll position	$(358,995)	$(164,492)	$232,078	$672,973	$726,826
Average interest bearing liabilities	$4,703,511	$4,809,719	$4,958,857	$4,566,160	$3,934,732
Average notional of effective interest rate swaps	$2,900,769	$4,004,022	$3,096,957	$4,765,220	$4,154,778
Effective yield on investments	3.18%	3.20%	3.29%	3.43%	3.51%
Cost of funds (6)	1.86%	2.10%	2.47%	2.67%	2.67%
Net interest spread	1.32%	1.10%	0.82%	0.76%	0.84%
Adjusted cost of funds (7)	1.68%	1.71%	2.15%	2.36%	2.29%
Adjusted net interest spread (8)	1.47%	1.53%	1.14%	1.03%	1.19%
CPR for fixed-rate Agency RMBS (9)	15.0%	18.9%	13.6%	9.4%	5.6%
(1) CMBS IO includes Agency and non-Agency issued securities.
(2) Amounts as of and for the three months ended March 31, 2019 have been adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.
(3) Leverage equals the sum of (i) total liabilities and (ii) amortized cost basis of TBA long positions divided by total shareholders' equity. Does not include amortized cost basis of TBA short positions used as economic hedges.
(4) Non-GAAP financial measures are reconciled in the supplement to this release.
(5) Does not include TBA dollar roll positions.
(6) Percentages shown are equal to annualized interest expense divided by average interest bearing liabilities.
(7) Adjusted cost of funds is equal to annualized adjusted interest expense (a non-GAAP measure) divided by average interest bearing liabilities.
(8) Adjusted net interest spread includes the impact of drop income from TBA dollar roll positions after deducting adjusted cost of funds from effective yield.
(9) Represents the average constant prepayment rate ("CPR") experienced during the quarter.

DYNEX CAPITAL, INC.
SUPPLEMENTAL INFORMATION
(UNAUDITED)
 ($ in thousands)

Computations of Non-GAAP Measures:	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest income	$17,721	$16,195	$13,246	$12,935	$13,681
Add: TBA drop income (1)	739	1,582	1,404	1,282	1,963
Add: net periodic interest benefit (2)	2,064	4,660	3,966	3,553	3,897
Less: de-designated cash flow hedge accretion (3)	—	—	—	—	(165)
Adjusted net interest income	20,524	22,437	18,616	17,770	19,376
Other operating (expense) income, net	(423)	(28)	25	256	(231)
General and administrative expenses	(4,621)	(4,010)	(3,758)	(4,265)	(3,954)
Preferred stock dividends	(3,841)	(3,361)	(3,341)	(3,206)	(3,059)
Core net operating income to common shareholders	$11,639	$15,038	$11,542	$10,555	$12,132
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(2) Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.
(3) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP net (loss) income to common shareholders	$(106,234)	$51,774	$(39,945)	$(122,191)	$(55,273)
Less:
Change in fair value of derivative instruments, net (1)	198,370	(36,750)	56,079	122,370	67,557
(Gain) loss on sale of investments, net	(84,783)	—	(4,605)	10,360	—
Preferred stock redemption charge	3,914	—	—	—	—
De-designated cash flow hedge accretion (2)	—	—	—	—	(165)
Fair value adjustments, net	372	14	13	16	13
Core net operating income to common shareholders	$11,639	$15,038	$11,542	$10,555	$12,132

Weighted average common shares (3)	22,963	22,946	24,174	24,541	22,812
Core net operating income per common share (3)	$0.51	$0.66	$0.48	$0.43	$0.53
(1) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit on effective interest rate swaps outstanding during the period.
(2) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.
(3) Amounts are adjusted to reflect the 1-for-3 reverse stock split effected June 20, 2019.

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
GAAP net interest income	$17,721	$16,195	$13,246	$12,935	$13,681
Add: TBA drop income	739	1,582	1,404	1,282	1,963
Add: net periodic interest benefit (1)	2,064	4,660	3,966	3,553	3,897
Less: de-designated cash flow hedge accretion (2)	—	—	—	—	(165)
Non-GAAP adjusted net interest income	$20,524	$22,437	$18,616	$17,770	$19,376

GAAP interest expense	$22,101	$25,766	$31,256	$30,813	$26,276
Add: net periodic interest benefit (1)	(2,064)	(4,660)	(3,966)	(3,553)	(3,897)
Less: de-designated cash flow hedge accretion (2)	—	—	—	—	165
Non-GAAP adjusted interest expense	$20,037	$21,106	$27,290	$27,260	$22,544
(1) Amount represents net periodic interest benefit of effective interest rate swaps outstanding during the period and excludes realized and unrealized gains and losses from changes in fair value of derivatives.
(2) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.